Filed Under Rule 424(b)(2), Registration Statement No. 333-175599

Preliminary Pricing Supplement No. 5 - dated Tuesday, January 21, 2014 (To: Prospectus Dated July 15, 2011)

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
06050WFA8	[ ]	100.000%	2.500%	[ ]	Fixed	4.350% (Per Annum)	Semi- Annual	01/15/2029	07/15/2014	$19.94	Yes	Senior Unsecured Notes

Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC Agents: Citigroup Global Markets, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, UBS Securities LLC, Wells Fargo Advisors, LLC

Bank of America

Offering Dates: Tuesday, January 21, 2014 through Monday, January 27, 2014

Trade Date: Monday, January 27, 2014 @ 12:00 PM ET

Settlement Date: Thursday, January 30, 2014

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book-Entry only

DTC Number 0235 via RBC Dain Rauscher Inc.

If the maturity date or an interest payment date for any note is not a business day (as that term is defined in the prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.

Bank of America InterNotes Prospectus dated 7-15-11